Exhibit 99.1

FOR IMMEDIATE RELEASE

February 2, 2016

ART’S WAY MANUFACTURING ANNOUNCES YEAR END 2015 FINANCIAL RESULTS

Conference Call Scheduled For Wednesday, February 3rd, 2016 at 10:00 AM CT

ARMSTRONG, IOWA, February 2, 2016 – Art’s Way Manufacturing Co., Inc. (NASDAQ: ARTW), a diversified, international manufacturer and distributor of equipment serving agricultural, research, water treatment and steel cutting needs, announces its financial results for the year ended November 30, 2015.

In conjunction with the release, the Company has scheduled a conference call for Wednesday, February 3, 2016 at 10:00 AM CT. Marc H. McConnell, Chairman of the Board of Directors of Art’s Way Manufacturing, J. Ward McConnell Jr., Vice Chairman of the Board of Directors of Art’s Way Manufacturing, Carrie Majeski, President and Chief Executive Officer and Dan Palmer, President of Art’s Way Scientific will be leading the call to discuss the year-end 2015 financial results.

What: Art’s Way Manufacturing, Inc. year-end 2015 Financial Results.

When: Wednesday, February 3, 2016 10:00 AM CT.

How: Live via phone by dialing (877) 358-7309. Code: Art’s Way Manufacturing. Participants to the conference call should call in at least 5 minutes prior to the start time. A replay of the call will be archived on the Company’s website for 12 months. www.artsway-mfg.com/

	For the Year Ended (Consolidated)
	November 30, 2015	November 30, 2014	Change
Sales	$27,936,000	$36,170,000	-22.8%
Operating Income (Loss)	$(404,000)	$1,665,000
Net Income (Loss)	$(558,000)	$935,000
EPS (Basic)	$(0.14)	$0.23
EPS (Diluted)	$(0.14)	$0.23
Weighted Average Shares Outstanding:
Basic	4,058,382	4,047,796
Diluted	4,058,382	4,052,703

Sales: Consolidated sales decreased 22.8%, from $36,170,000 in fiscal year 2014 to $27,936,000 in fiscal year 2015. This decrease was primarily attributable to a decrease in sales of our agricultural products, in particular our Universal Harvester product line, but we experienced decreased sales volume across all of our agricultural product lines. We do not believe that the sales decreases in fiscal 2015 represent a loss of market share, but rather lower demand in the overall market place for agricultural equipment. Our pressurized vessels and tools segments also experienced lower net sales in fiscal 2015. The decrease in sales by our pressurized vessels segment was largely due to a sizable project that used significant shop capacity during the fourth quarter that will not be delivered or invoiced until the first quarter of fiscal 2016, and our tools segment was affected by a decrease in market demand, most notably in the energy industry. Net sales by our modular buildings segment increased slightly over fiscal 2014.

Income (Loss): Consolidated operating loss for the 2015 fiscal year was ($404,000) compared to operating income of $1,665,000 in fiscal year, while net loss for the 2015 fiscal year was ($558,000) compared to net income of $935,000 for fiscal 2014. These decreases are largely attributable to the $619,000 noncash charge for the impairment of goodwill related to our Universal Harvester product line, which was incurred in the third fiscal quarter of fiscal 2015, as well as decreased sales volume, offset somewhat by increased sales oat our modular buildings segment.

Earnings per Share: Earnings per basic and diluted share for the fiscal year ended November 30, 2015 were ($0.14), a decrease of $0.37 from the fiscal year 2014 earnings per basic and diluted share.

Chairman of the Art’s Way Board of Directors, Marc H. McConnell reports, “As has been the case for our peers in the agricultural and energy industries, 2015 was clearly a challenging year for us. Poor market conditions impacted demand for several of our business units, most notably our row crop oriented agricultural products. From April through the end of the fourth quarter, we implemented substantial cost cutting measures to adapt to market conditions and prepare us for a new day in 2016. These measures continue and are allowing us to remain competitive in the marketplace. We are very pleased that despite the current economic headwinds, we were able to not only maintain our gross margins, but improve them through costs savings initiatives. While many of our peers have forecasted further reductions in demand for 2016, we believe our diverse model will be somewhat more stable in the year ahead. We are cautiously optimistic that we have put ourselves into a position to succeed in the new fiscal year, and are excited about numerous opportunities we are pursuing ”

About Art’s Way Manufacturing, Inc.

Art's Way manufactures and distributes farm machinery niche products including animal feed processing equipment, sugar beet defoliators and harvesters, land maintenance equipment, crop shredding equipment, round hay balers, plows, hay and forage equipment, manure spreaders, reels for combines and swathers, and top and bottom drive augers, as well as pressurized tanks and vessels, modular animal confinement buildings and laboratories and specialty tools and inserts. After-market service parts are also an important part of the Company's business. The Company has four reporting segments: agricultural products; pressurized tanks and vessels; modular buildings; and tools.

For more information, including an archived version of the conference call, contact: Carrie Majeski, Chief Executive Officer

712-864-3131

investorrelations@artsway-mfg.com

Or visit the Company's website at www.artsway-mfg.com/

Cautionary Statements

This news release includes "forward-looking statements" within the meaning of the federal securities laws. Statements made in this release that are not strictly statements of historical facts, including our expectations regarding: (i) the strength of the agricultural sector and other markets; (ii) our business position; (iii) the impact of cost-cutting measures (iv) future results; (v) product offerings; and (v) the benefits of our business model, are forward-looking statements. Statements of anticipated future results are based on current expectations and are subject to a number of risks and uncertainties, including, but not limited to: customer demand for our products; credit-worthiness of our customers; our ability to hire, train and retain qualified employees to meet product demand; our ability to complete projects in a timely and efficient manner in accordance with customer specifications; domestic and international economic conditions; factors affecting the strength of the agricultural sector; the cost of raw materials; the availability of investment opportunities; unexpected changes to performance by our operating segments; and other factors detailed from time to time in our Securities and Exchange Commission filings. Actual results may differ markedly from management's expectations. The Company cautions readers not to place undue reliance upon any such forward-looking statements. We do not intend to update forward-looking statements other than as required by law.

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